Exhibit 10.2

Execution Version

Transition, Separation and General Release Agreement
This Transition, Separation and General Release Agreement (this “Agreement”) is made as of this 25th day of April, 2016 by and among ACCRETIVE HEALTH, INC. (the “Company”) and Peter P. Csapo (“Executive,” and together with the Company, the “Parties”).
WHEREAS:
Executive has been employed on an at-will basis by the Company under terms set forth in that certain Offer Letter Agreement dated as of August , 2014 (the “Employment Agreement,” attached hereto as Exhibit A);
It has been determined that Executive’s employment with the Company will terminate, without Cause1, Capitalized terms not otherwise defined herein will have the meaning ascribed to them in the Employment Agreement. subject to the terms set forth herein;
Executive is entitled to certain rights and benefits and subject to certain conditions and obligations set forth in the following agreements (the “Accretive Agreements”), which agreements are hereby incorporated herein and made a part hereof:

(1)	The Employment Agreement;

(2)	Accretive Health, Inc. Restricted Stock Award Agreement dated as of August 12, 2014 (Exhibit B);

(3)	Accretive Health, Inc. Nonstatutory Stock Option Award Agreement dated as of August 12, 2014 (the 2014 Stock Option Agreement,” see Exhibit C); and

(4)	Accretive Health, Inc. Restricted Stock Award Agreement dated as of December 31, 2015 (the “2015 RSU Agreement,” see Exhibit D).
It is the intention of the Parties that the obligations set forth in the Accretive Agreements be honored in all respects by the Parties, subject to any modifications thereto set forth in this Agreement; and
The terms of Executive’s employment with the Company from the date hereof (the “Transition Date”) through the Separation Date are being modified by agreement of the Parties as set forth in this Agreement (the “Transition”);
It is the intention of the Parties to create a new at-will employment relationship between one another, for a temporary period of time following the Transition Date (the “Transition Period”), on the terms and conditions set forth in this Agreement, and to facilitate the amicable and orderly termination of their employment relationship and all other relationships (the “Separation”); and
The Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties during the Transition Period and in connection with the Separation.
__________________
1Capitalized terms not otherwise defined herein will have the meaning ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:
1.Acknowledgment of Separation. The Parties acknowledge and agree that the Separation will be effective as of the date of Executive’s final day of employment, as defined below (the “Separation Date”).
2.Resignation of Office. Effective as of the Transition Date, Executive will voluntarily resign his position as Chief Financial Officer of the Company, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries or affiliates.
3.Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.
4.Payments and Other Benefits Upon the Transition and After the Separation.
(a)Transition Period Services and Compensation. During the Transition Period, as reasonably requested by the Company’s Chief Executive Officer or his designee, Executive will advise the Company on various critical topics (the “Transition Services”), which topics are expected to include (but are not be limited to) those relating to Executive’s duties and responsibilities while employed by the Company. Executive will not be required to devote his full time and attention to the Transition Services, or to keep any regular office hours, and may utilize non-work time during or after regular business hours for personal activities (including his job search), subject to the Company’s reasonable requests for Transition Services as set forth above. Executive will be provided ongoing administrative support and services through the Transition Period commensurate with his new advisory role. In exchange for this consideration, Executive hereby waives his right to resign for “Good Reason” as such term is defined in the Employment Agreement. During the Transition Period, although Executive may identify himself to third parties by job titles (past and present), Executive will not hold himself out to any third party as an authorized representative or agent of the Company without the express written consent of the Chief Executive Officer of the Company. During the Transition Period, Executive will receive his full salary and other benefits in effect as of the date hereof. Except as set forth in the Accretive Agreements, Executive will not be eligible for any bonus or other incentive compensation, unless granted by the Company in its sole discretion. Executive will remain subject to the Company’s travel and expense reimbursement policies, as may be modified from time-to-time. The Transition Period will end at close of business on May 13, 2016, or at such earlier date a Party elects to terminate the relationship (the “Separation Date”). During the Transition Period, Executive’s employment will be at-will, meaning that either Party may terminate the relationship at any time, for any reason or no reason, with or without notice; provided that if Executive during the Transition Period resigns for any reason, he will not be entitled to further compensation or Separation Benefits (as such term is defined below) from the Company; provided, further, that if Executive dies or becomes disabled between the Transition Date and the Separation Date, Executive (or his estate) shall be entitled to receive the Separation Benefits (as such term is defined below).
(b)Payment of Accrued Benefits. In accordance with Section 9(a) of the Employment Agreement, on the next regular payroll date following the Separation Date or at such later date as contemplated by the Employment Agreement, Executive will receive the Accrued Benefits (as such term is defined in the Employment Agreement). These payments will be made regardless of whether Executive signs this Agreement.

(c)Continuing Indemnification of Executive. As a former officer of the Company, Executive will remain entitled to any indemnification rights and benefits, including but not limited to directors’ and officers’ liability insurance coverage, provided from time to time to other officers and former officers of the Company. Executive will also continue to be covered by his Indemnification Agreement, attached as Exhibit F to the Employment Agreement, pursuant to its terms.
(d)Separation Benefits. Beginning on or about the Separation Date, subject to Executive’s (i) execution, delivery and effectuation of this Agreement to the Company, (ii) execution, delivery and effectuation of the Reaffirmation Agreement on or after the Separation Date, and (iii) continued compliance with this Agreement (as modified by the Reaffirmation Agreement) and the Accretive Agreements, Executive (his heirs or assigns) will be entitled to receive the following separation benefits (the “Separation Benefits”). The payment or provision of such Separation Benefits by the Company will not represent any admission or concession by the Company that such benefits are owed to Executive under any agreement or obligation that might be asserted by or on behalf of Executive:
(i)Severance Pay and Benefits. In accordance with Section 9(b) of the Employment Agreement, Executive will receive (A) an amount equal to twelve (12) times Executive’s monthly base salary in effect as of the Transition Date, payable as set forth in Section 9(b)(ii) of the Employment Agreement, and (B) the COBRA benefits set forth in Section 9(b)(iii) of the Employment Agreement.
(ii)Restricted Stock Awards. In accordance with the 2015 RSU Agreement, (A) six-hundred-seventy-six-thousand eight-hundred (676,800) restricted shares of Company stock granted to Executive on December 31, 2015 will fully vest, and (B) on a pro rata basis based on the Separation Date, thirty-seven-thousand five-hundred (37,500) restricted shares that would have vested on August 12, 2016 will fully vest (which number of shares represent the pro rata amount of the 50,000 shares that otherwise would have vested on August. 12, 2016). The remainder of Executive’s unvested restricted shares will be forfeited.
(iii)Options. Pursuant to the 2014 Stock Option Agreement, on a pro-rata basis based on the Separation Date, fifty-six-thousand two-hundred-fifty (56,250) stock options that would have vested on August 12, 2016 will fully vest (which number of shares represent the pro rata amount of the 75,000 options that otherwise would have vested on August. 12, 2016). The remainder of Executive’s options will be forfeited. All of Executive’s vested options will remain exercisable for 90 days following the Separation Date.
(iv)Cash-Out Considerations. Following the Separation Date, the Company shall have the right, but not the obligation, to repurchase up to 107,145 of the shares of restricted stock that vested on the Separation Date pursuant to Section 4(d)(ii) above (the “Shares”) on and after the first trading day subsequent to six (6) months from the Separation Date (such date, the "First Repurchase Date") (excluding any Shares sold by the Executive between the Separation Date and the First Repurchase Date), at a price per share equal to the fair market value of the Company's stock on the First Repurchase Date, as determined pursuant to the terms of the Company's Amended and Restated 2010 Stock Incentive Plan (the “FMV Price”). Notwithstanding the foregoing, in the event the FMV Price on the First Repurchase Date is less than $2.00, the Company’s right of repurchase on the First Repurchase Date shall toll until the FMV Price reaches or exceeds $2.00, and thereafter such repurchase right shall exist until and unless the FMV Price falls below $2.00, at which time the Company’s repurchase right shall once again toll until the FMV Price reaches or exceeds $2.00. Further, on and after the first trading day subsequent to twelve (12) months from the Separation Date (such date, the “Second Repurchase Date”), the Company shall have the right, but not the obligation, to repurchase any Shares that vested on the Separation Date pursuant to Section 4(d)(ii) then held by Executive at the FMV Price on the Second Repurchase Date, provided that if the FMV Price on the Second Repurchase Date is less than $2.00, the Company’s right of repurchase shall once again toll until the FMV Price reaches or exceeds $2.00. Nothing in the foregoing is intended to restrict Executive from selling any or all of his shares in the open market prior to the Company’s exercise of its rights under this Section 4(d)(iv), so long as Executive is not in possession of material, non-public information at the time of such sale(s).

(v)Reimbursement of Fees. The Company will reimburse Executive for his reasonable legal fees actually incurred, capped at $5,000.00, in connection with the negotiation and documentation of this Agreement and any related agreements.
5.Executive Covenants.
(a) Restrictive Covenants. Executive expressly acknowledges and reaffirms his understanding of, and agrees to comply with, his duties and obligations under Section 9 (Restrictive Covenants) of the 2015 RSA Agreement. The Parties acknowledge and agree that these covenants and agreements supersede and terminate all similar covenants and agreements between the parties, whether reflected in the Accretive Agreements or otherwise. Executive represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly, willfully or negligently disclosed Confidential Information (as defined in 2015 RSA Agreement) to any unauthorized person or used such Protected Information for his own purposes or benefit.
(b)     Claw-Back Rights. Executive understands that his breach of this Section 5 will eliminate his entitlement to any Separation Benefits under this Agreement, including such payments already received and, with respect to payments received, in the event of a breach Executive will be required to immediately return any such amounts requested by the Company.
6.General Release and Waiver.
(a)     General Release. Subject to the indemnification rights set forth in Section 4(c) above, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and irrevocably and unconditionally fully and forever releases, acquits and discharges Accretive Health, Inc., together with its subsidiaries, parents, affiliates, owners and shareholders, including but not limited to each of such entities’ past and present direct and indirect shareholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the date Executive executes this Agreement (“Claims”), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:
(i)     Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;
(ii)     any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;
(iii)    any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or
(vi)any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”).
(b)    Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all

Released Parties of any kind whatsoever concerning any Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(c)    Effect of Release and Waiver. Executive understands and intends that this Section 6 constitutes a general release of all claims except as otherwise provided in this Section 6(c), and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. Executive is not waiving any right (i) to the Accrued Benefits or other compensation and benefits to which he is entitled under this Agreement, (ii) as an equity or security holder in the Company or its affiliates, or (iii) that cannot be waived by law.
(d)    Waiver of Unknown Claims. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.
7.Executive’s Representations and Covenants Regarding Actions. Executive represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Executive further represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any Claim, known or unknown, suspected or unsuspected, which he may now have or has ever had against the Released Parties which is based in whole or in part on any matter referred to in Section 6(a) above. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Released Parties or any of them.
8.No Disparaging Remarks; Employment References. Executive hereby covenants to each of the Released Parties and agrees that he will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Released Parties, or any of their respective products, services, executives, employees, businesses or activities, except as required by court order or other legal process, in which event Executive agrees to provide truthful information. The Company hereby covenants that, upon effectuation of this Agreement by Executive, the Company’s Board of Directors (the “Board”) will issue a written directive to each Board member and officer of the Company to the effect that each such person, while in such capacity, must not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning Executive; provided that, upon issuance of this directive, subject only to the Company’s continued compliance with the next sentence, the Company will have satisfied all of its obligations under and will have no further potential liability to Executive pursuant to this Section 8. The Parties agree that, in response to any inquiry from a prospective employer of Executive, the Company will advise such prospective employer of

Employee’s starting and ending dates of employment, and his job title as of the Transition Date. Nothing in this Section 8 is intended to restrict truthful cooperation with any governmental investigation or inquiry.
9.No Conflict of Interest. Executive hereby covenants and agrees that he will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate.
10.Assistance, Cooperation, Future Litigation.
(a)    Executive’s Business Assistance and Cooperation. After the Separation, Executive will make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company.
(b)    Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company, and/or the other Released Parties. Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. Executive further covenants and agrees, upon prior notice, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Released Parties and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive’s employment and business responsibilities.
(c)    Executive’s Expenses; Fees. Executive will be entitled to reimbursement of any reasonable pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section 10, subject to the Company’s regular business expense policies and procedures. In addition, after the Separation Date, Executive will be entitled to an hourly fee in the amount of $250.00 for time spent in providing his assistance and cooperation under this Section 10. Executive will provide the Company with invoices, in reasonable detail as to services rendered, for all additional time for which this fee will be paid.
11.Confidentiality. The Company and Executive agree that the terms and conditions of this Agreement and the circumstances of Executive’s Separation are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Agreement and the circumstances of the Separation as the Company deem necessary to their officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Executive asserts that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. Nothing in this Section 11 is intended to restrict truthful cooperation with any governmental inquiry or investigation.
12.Return of Corporate Property. Executive represents and warrants that, except as may be reasonably necessary for Executive to perform the Transition Services, as of the execution date of this Agreement he has returned all Company property that has been requested by the Company that is within his possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, PDA’s and all other items belonging to the Company or which contain Confidential Information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes. Upon any earlier request by the Company, and in no event later than on or immediately following the Separation Date, Executive will return all such Company property that is within his possession, accessibility or control.
13.Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements or obligations hereunder (including in agreements incorporated herein by reference), monetary damages would be inadequate to compensate the Released Parties or any of them. Accordingly, in addition to other remedies which may be available to the Released Parties hereunder or otherwise at law or in equity, any Released Party will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision of this Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable.
14.Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.
15.Complete Agreement; Inconsistencies. This Agreement, including the Employment Agreement, the Accretive Agreements and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof. Should any conflict exist with respect to the terms of any of the agreements incorporated by reference herein, including with respect to this Agreement, the terms of the later-executed agreement will govern.
16.No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.
17.No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the Released Parties of any violation of law or other wrongdoing of any kind whatsoever.
18.Third Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Sections 4(a), (b) and (d) of this Agreement in the event of Executive’s death, and this Agreement may be enforced by each of them in accordance with the terms of those Section 4 subsections in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.
19.Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.
20.Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or overnight delivery; (b) sent by facsimile or e‑mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e‑mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e‑mail address or person as a Party may hereafter designate by written notice to the other Parties):
If to the Company:
Accretive Health, Inc.
401 N Michigan Ave
Suite 2700
Chicago, IL 60611Ph: (312) 324-5476
Attn:    Emaz Rizk, M.D.
With a mandatory copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
Andrew Clubok
Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY 10022
Ph:     (212) 446-4836
Fax:     (212) 446-4900
email: aclubok@kirkland.com

If to Executive:

Peter P. Csapo
3308 4th St.
Boulder, CO 80304
With a mandatory copy (which shall not constitute notice) to:
Philip L. Mowery, Esq.
Vedder Price PC
222 N. LaSalle, Suite 2600
Chicago, IL 60601
Ph:    (312) 609-7642
Fax:     (312) 609-5005
Email: pmowery@vedderprice.com

21.Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Illinois. In furtherance of the foregoing, the internal law of the State of Illinois will control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.
22.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.
23.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
24.Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Released Parties will inure to the benefit of, and be enforceable by, any of the Parties’ and Released Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.
25.Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.
26.Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.
27.Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The arbitration will be held in Chicago, Illinois unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 27 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, the Company will bear the costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless required by applicable law or AAA rules, or unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator will have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a Court of the State of Illinois could order or grant. The decision and award of the arbitrator will be in writing and copies thereof will be delivered to each Party. The decision and award of the arbitrator will be binding on all Parties. In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration will be considered confidential and will not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. This Section 27 will be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.
28.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.
READ CAREFULLY BEFORE SIGNING
I have read this Transition, Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Released Parties or any of them.

DATED: April 25, 2016_______	By:/s/ Peter P. Csapo_________________
Peter P. Csapo

DATED: April 25, 2016_______	ACCRETIVE HEALTH, INC.
By: /s/ Emad Rizk, M.D.______________
Name: Emad Rizk, M.D.
Title: Chief Executive Officer

EXHIBITS
Exhibit A - Offer Letter, dated August 6, 2014, between Accretive Health, Inc. and Peter Csapo (incorporated by reference to Exhibit 10.33 to Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-34746) filed on December 30, 2014)
Exhibit B - Restricted Stock Award Agreement, dated August 12, 2014, between Accretive Health, Inc. and Peter Csapo (incorporated by reference to Exhibit 10.35 to Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-34746) filed on December 30, 2014)
Exhibit C - Nonstatutory Stock Option Award Agreement, dated August 12, 2014, between Accretive Health, Inc. and Peter Csapo (incorporated by reference to Exhibit 10.34 to Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-34746) filed on December 30, 2014)
Exhibit D - Restricted Stock Award Agreement, dated December 31, 2015, between Accretive Health, Inc. and Peter Csapo (incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-472595) filed on March 10, 2016)